UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2021

SIGILON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39746	47-4005543
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Binney Street, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 336-7540

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, $0.001 par value per	SGTX	The Nasdaq Global Select Market
share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2021, the Board of Directors (the “Board”) of Sigilon Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Brooke Story, to the Board, effective immediately, as a Class III director whose term will expire at the Company’s 2023 Annual Meeting of Stockholders.

On June 14, 2021, Ms. Story was also appointed to serve as a member of the Audit Committee of the Board. In connection with Ms. Story’s appointment to the Audit Committee, Doug Cole, M.D., resigned as a member of the Audit Committee. Dr. Cole will continue as Chairperson of the Board and the Nominating and Corporate Governance Committee.

There are no family relationships between Ms. Story and any director or executive officer of the Company, and she does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Story will be compensated in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”).  Pursuant to the Policy, on June 14, 2021, Ms. Story was granted an initial, one-time equity award of an option to purchase 17,777 shares of the Company’s common stock with an exercise price of $11.19, which was the closing price of the Company’s common stock on the date of grant. The option has a ten-year term, and one-third of the shares underlying the option will vest on each of the first three anniversaries of the date of grant, subject to Ms. Story’s continuous service through each applicable vesting date.

Pursuant to the Policy, Ms. Story will receive an annual cash retainer in the amount of $35,000 for service on the Board and an additional annual cash retainer in the amount of $7,500 for service as a member of the Audit Committee. Ms. Story will also be entitled to receive an annual award of an option to purchase 8,888 shares of the Company’s common stock, provided that in no event will any such annual grant have a grant date fair value, determined in accordance with FASB ASC 718, that exceeds $300,000. Such annual awards will be granted starting with the Company’s 2022 Annual Meeting of Stockholders, and the award will vest in full on the first anniversary of the date of grant, subject to Ms. Story’s continued service through the vesting date.

The Company also intends to enter into its standard form of indemnification agreement with Ms. Story.

Item 7.01 Regulation FD Disclosure.

On June 16, 2021, the Company announced in a press release the appointment of Ms. Story to the Board. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in Item 7.01 of this Form 8-K (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing by the Company, under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filling.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Press Release Issued by Sigilon Therapeutics, Inc. on June 16, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGILON THERAPEUTICS, INC.

By:	/s/ Rogerio Vivaldi Coelho, M.D.
Rogerio Vivaldi Coelho, M.D.
President and Chief Executive Officer

Date: June 16, 2021